Exhibit 99.1

EARNINGS RELEASE
Contact: Mark Alexee
(303) 605-1042
malexee@chipotle.com

Chipotle THIRD Quarter diluted EPS Increased 155% on 8.8% revenue growth

Denver, Colorado – (Business Wire)  – October 24, 2017– Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2017.

Overview for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016:

•	Revenue increased 8.8% to $1.13 billion
•	Comparable restaurant sales increased 1.0%
•	Restaurant level operating margin increased to 16.1% from 14.1%
•	Net income was $19.6 million, including the after-tax impact of an $18.2 million estimated liability related to the data security incident announced in April 2017, an increase from $7.8 million
•

Diluted earnings per share was $0.69, net of a $0.64 impact from estimated charges recorded related to the data security incident and approximately $0.13 of impacts from Hurricanes Harvey and Irma, an increase from $0.27

•	Opened 38 new restaurants, and closed or relocated 3 restaurants

Overview for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016:

•	Revenue increased 17.3% to $3.37 billion
•	Comparable restaurant sales increased 8.3%
•	Restaurant level operating margin was 17.6%, an increase from 12.5%
•	Net income was $132.5 million, including the after-tax impact of an $18.2 million estimated charge related to the data security incident announced in April 2017, an increase from $7.0 million
•

Diluted earnings per share was $4.62, net of a $0.64 impact from estimated charges recorded related to the data security incident and approximately $0.13 of impacts from Hurricanes Harvey and Irma, an increase from $0.23

•	Opened 145 new restaurants and closed or relocated 21 restaurants, including the closure of 15 ShopHouse locations

“We continued to make important progress to improve the guest experience at our restaurants during the quarter”, said Steve Ells, founder, Chairman and CEO of Chipotle. “Our strategic initiatives in operations, innovating our digital sales platform, new menu introductions, and marketing the brand are starting to take hold. Despite several unusual impacts during the quarter, including the impact of hurricanes, we maintained our focus and saw some encouraging signs. Our leadership remains focused on setting the foundation for future growth, and we are confident in our teams’ ability to deliver against those plans.”

Results for the three months ended September 30, 2017

Revenue for the quarter was $1.13 billion, up 8.8% from the third quarter of 2016.  The increase in revenue was driven by new restaurant openings and to a lesser extent from an increase in comparable restaurant sales, including a 1.1% benefit from comparing against 2016 revenue, which was lower because of the revenue deferral for outstanding rewards under our limited-time Chiptopia Summer Rewards program.  We opened 38 new restaurants during the quarter, closed two restaurants, and relocated one restaurant, bringing the total restaurant count to 2,374.

Food costs were 35.0% of revenue, a decrease of 10 basis points as compared to the third quarter of 2016. The benefit of the menu price increases taken in select restaurants during the second quarter of 2017 and decreased paper cost and usage were offset by higher avocado and beef prices, as well as steak making up a higher portion of our product mix compared to the third quarter of 2016.

Restaurant level operating margin was 16.1% in the third quarter of 2017, an improvement from 14.1% in the third quarter of 2016. The improvement was driven primarily by decreased marketing and promotion expense and labor efficiencies.

General and administrative expenses were 8.8% of revenue for the third quarter of 2017, an increase of 120 basis points over the third quarter of 2016 primarily due to recording a liability of $30.0 million ($18.2 million after tax and $0.64 on basic and diluted earnings per share) during the third quarter of 2017, which represents an estimate of potential claims and assessments by payment card networks related to the data security incident that was announced in April 2017. This increase was partially offset by a decrease in meeting costs because of the biennial All Managers Conference that was held in September 2016.

Net income for the third quarter of 2017 was $19.6 million, or $0.69 per diluted share, compared to net income of $7.8 million, or $0.27 per diluted share in the third quarter of 2016.

Results for the nine months ended September 30, 2017

Revenue for the first nine months of 2017 was $3.37 billion, up 17.3% from the first nine months of 2016.  The increase in revenue was driven by new restaurant openings and an 8.3% increase in comparable restaurant sales,  including a 0.6% benefit from deferral of revenue from 2016 (which partially benefitted the first quarter of 2017) for outstanding rewards under the Chiptopia Summer Rewards program. Comparable restaurant sales improved primarily due to an increase in the number of paid transactions and an increase in average check due to fewer promotions during the first nine months of 2017. We opened 145 new restaurants during the first nine months of 2017, and closed or relocated 21 restaurants, including the closure of 15 ShopHouse restaurants, bringing the total restaurant count to 2,374.

Food costs were 34.3% of revenue, a decrease of 50 basis points as compared to the first nine months of 2016. Cost savings from bringing the preparation of lettuce and bell peppers back into our restaurants after using pre-cut produce during portions of 2016, reduced testing and waste costs, and the benefit of the menu price increase that went into effect in select restaurants during the second quarter of 2017 were partially offset by higher avocado prices.

Restaurant level operating margin was 17.6% for the nine months ended September 30, 2017, an improvement from 12.5% in the first nine months of 2016.  The improvement was driven by decreased marketing and promotional expense, sales leverage, and labor efficiencies. Marketing and promotional expenses were 3.4% of revenue during the first nine months of 2017, compared to 5.2% of revenue during the first nine months of 2016.

General and administrative expenses were 7.1% of revenue for the first nine months of 2017, a decrease of 30 basis points compared to the first nine months of 2016, primarily due to sales leverage.  General and administrative expense increased in dollar terms for the nine months ended September 30, 2017, primarily due to recording the $30.0 million liability estimate related to the data security incident, as well as increased non-cash stock based compensation expense and increased bonus expense.  The increase was partially offset by lower meeting costs because of holding the biennial All Managers Conference in September 2016 and lower legal costs.  Stock compensation expense was higher during the first nine months of 2017 because the first nine months of 2016 included a reduction in expense for performance share awards that were no longer expected to vest against performance criteria.

Net income for the first nine months of 2017 was $132.5 million, or $4.62 per diluted share, compared to net income of $7.0 million, or $0.23 per diluted share, for the nine months ended September 30, 2016.

Outlook

For the full year 2017, management expects:

•	Comparable restaurant sales increases of about 6.5%
•	New restaurant openings slightly below the low end of the previously-disclosed range of 195 to 210
•	An estimated effective full year tax rate of approximately 39.1%

For 2018, management expects:

•	130 to 150 new restaurant openings
•	An estimated effective full year tax rate of approximately 39.0%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss its third quarter 2017 financial results on Tuesday October 24, 2017, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-451-6152 or for international callers by dialing 1-201-389-0879. The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, land, and people who produce them. Chipotle prepares its food using real, whole ingredients, and is the only national restaurant brand that prepares its food using no added colors, flavors or other industrial additives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and now operates more than 2,300 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases, number of new restaurant openings, and effective tax rate for 2017, and our expected number of new restaurant openings and effective tax rate for 2018, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “continue”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of food-borne illness incidents, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, a recent data security incident, advertising claims or other matters; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks relating to our expansion into new markets; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; risks relating to our insurance coverage and self-insurance; our dependence on key personnel and uncertainties arising from recent changes in our leadership; risks regarding our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2017		2016
Revenue	$1,128,074	100.0%	$1,036,982	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	394,567	35.0	363,900	35.1
Labor	306,862	27.2	286,144	27.6
Occupancy	83,199	7.4	74,201	7.2
Other operating costs	162,312	14.4	166,045	16.0
General and administrative expenses	99,182	8.8	78,405	7.6
Depreciation and amortization	41,546	3.7	37,434	3.6
Pre-opening costs	2,792	0.2	4,490	0.4
Loss on disposal and impairment of assets	6,747	0.6	16,637	1.6
Total operating expenses	1,097,207	97.3	1,027,256	99.1
Income from operations	30,867	2.7	9,726	0.9
Interest and other income, net	1,275	0.1	672	0.1
Income before income taxes	32,142	2.8	10,398	1.0
Provision for income taxes	(12,532)	(1.1)	(2,599)	(0.3)
Net income	$19,610	1.7%	$7,799	0.8%
Earnings per share:
Basic	$0.69		$0.27
Diluted	$0.69		$0.27
Weighted average common shares outstanding:
Basic	28,415		29,063
Diluted	28,439		29,171

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2017		2016
Revenue	$3,366,312	100.0%	$2,869,824	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,155,514	34.3	999,968	34.8
Labor	900,564	26.8	820,751	28.6
Occupancy	242,482	7.2	217,147	7.6
Other operating costs	476,606	14.2	473,390	16.5
General and administrative expenses	238,698	7.1	211,171	7.4
Depreciation and amortization	121,906	3.6	108,296	3.8
Pre-opening costs	9,764	0.3	13,044	0.5
Loss on disposal and impairment of assets	10,013	0.3	22,040	0.8
Total operating expenses	3,155,547	93.7	2,865,807	99.9
Income from operations	210,765	6.3	4,017	0.1
Interest and other income, net	3,512	0.1	3,584	0.1
Income before income taxes	214,277	6.4	7,601	0.3
Provision for income taxes	(81,817)	(2.4)	(638)	(0.0)
Net income	$132,460	3.9%	$6,963	0.2%
Earnings per share:
Basic	$4.63		$0.24
Diluted	$4.62		$0.23
Weighted average common shares outstanding:
Basic	28,604		29,387
Diluted	28,696		29,792

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$113,480	$87,880
Accounts receivable, net of allowance for doubtful accounts of $39 and $259 as of September 30, 2017 and December 31, 2016, respectively	23,870	40,451
Inventory	21,634	15,019
Prepaid expenses and other current assets	49,089	44,080
Income tax receivable	12,986	5,108
Investments	434,877	329,836
Total current assets	655,936	522,374
Leasehold improvements, property and equipment, net	1,331,786	1,303,558
Long term investments	-	125,055
Other assets	54,716	53,177
Goodwill	21,939	21,939
Total assets	$2,064,377	$2,026,103
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$86,705	$78,363
Accrued payroll and benefits	108,120	76,301
Accrued liabilities	128,577	127,129
Total current liabilities	323,402	281,793
Deferred rent	309,446	288,927
Deferred income tax liability	7,577	18,944
Other liabilities	36,826	33,946
Total liabilities	677,251	623,610
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2017 and December 31, 2016, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,851 and 35,833 shares issued as of September 30, 2017 and December 31, 2016, respectively	359	358
Additional paid-in capital	1,294,315	1,238,875
Treasury stock, at cost, 7,564 and 7,019 common shares at September 30, 2017 and December 31, 2016, respectively	(2,257,174)	(2,049,389)
Accumulated other comprehensive income (loss)	(3,645)	(8,162)
Retained earnings	2,353,271	2,220,811
Total shareholders' equity	1,387,126	1,402,493
Total liabilities and shareholders' equity	$2,064,377	$2,026,103

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30,
	2017	2016
Operating activities
Net income	$132,460	$6,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,906	108,296
Deferred income tax (benefit) provision	(11,323)	380
Loss on disposal and impairment of assets	10,013	22,040
Bad debt allowance	181	99
Stock-based compensation expense	54,596	48,389
Excess tax benefit on stock-based compensation	-	(1,888)
Other	(126)	(224)
Changes in operating assets and liabilities:
Accounts receivable	16,477	16,084
Inventory	(7,023)	(3,442)
Prepaid expenses and other current assets	(4,890)	(5,362)
Other assets	(1,382)	1,509
Accounts payable	14,771	(11,938)
Accrued liabilities	35,514	36,245
Income tax payable/receivable	(7,810)	36,026
Deferred rent	22,410	27,319
Other long-term liabilities	3,060	576
Net cash provided by operating activities	378,834	281,072
Investing activities
Purchases of leasehold improvements, property and equipment	(165,506)	(192,252)
Purchases of investments	(120,084)	-
Maturities of investments	140,000	45,000
Proceeds from sale of investments	-	540,648
Net cash provided by (used in) investing activities	(145,590)	393,396
Financing activities
Acquisition of treasury stock	(209,585)	(771,354)
Excess tax benefit on stock-based compensation	-	1,888
Stock plan transactions and other financing activities	10	23
Net cash used in financing activities	(209,575)	(769,443)
Effect of exchange rate changes on cash and cash equivalents	1,931	1,098
Net change in cash and cash equivalents	25,600	(93,877)
Cash and cash equivalents at beginning of period	87,880	248,005
Cash and cash equivalents at end of period	$113,480	$154,128

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Sep. 30	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2017	2017	2017	2016	2016
Number of restaurants opened	38	50	57	72	55
Restaurant relocations/closures	(3)	(2)	(16)	-	(1)
Number of restaurants at end of period	2,374	2,339	2,291	2,250	2,178
Average restaurant sales	$1,948	$1,957	$1,931	$1,868	$1,914
Comparable restaurant sales increase (decrease)	1.0%	8.1%	17.8%	(4.8%)	(21.9%)